                                                                       EXHIBIT 5

                               FEBRUARY 21, 2002

LifePoint, Inc.
1205 S. DuPont Street
Ontario, CA 91716

Dear Sirs and Madams:

     We refer to the First Amendment to the Registration Statement on Form S-3, File No. 333-74172 (the "Registration Statement"), to be filed by LifePoint, Inc. (the "Company") under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 6,841,491 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), to be offered by the holders thereof named in the table under the caption "Selling Stockholders" in the Prospectus constituting Part I of the Registration Statement (the "Prospectus"). Of such shares, (a) an aggregate of 126,400 shares have been issued to the purchasers of the Company's Series C Convertible Preferred Stock, $.001 par value (the "Series C Preferred Stock"), as of September 30, 2001 and December 31, 2001 upon the redemption of Premium with respect to their shares and (b) an aggregate of 11,352 shares were issued to certain of the holders of the Series C Preferred Stock in lieu of redeeming Premium, or an aggregate of 137,752 shares of the Common Stock. Additionally, the Registration Statement includes (1) an aggregate of 2,719,801 shares (the "Shares") of the Common Stock which will be offered by the holders thereof upon the conversion of 233,059 shares of the Series C Preferred Stock, which shares of the Series C Preferred Stock were purchased by the holders thereof in the Company's private placement closed in June and September, 2001 (the "Offering") pursuant to Regulation D under the Securities Act; (2) an aggregate of 3,194,893 shares (the "Underlying Shares") of the Common Stock will be offered by the holders thereof when and if such holders exercise (a) Common Stock purchase warrants expiring June 19, 2006 (the "Investor Warrants") to purchase an aggregate of 2,719,766 shares of the Common Stock which were granted to them as part of units in the Offering; (b) Common Stock purchase warrants expiring June 19 and September 27, 2006 (the "Placement Agent Warrants") to purchase an aggregate of 444,792 shares of the Common Stock issued to the holder as compensation for its services as placement agent for the Offering; and (c) Common Stock purchase warrants expiring June 19 and September 27, 2006 (the "Finder's Warrants") to purchase an aggregate of 30,335 shares of the Common Stock issued to the holders as compensation for their services or their transferors as finders with respect to the Offering; (3) 689,540 shares of the Common Stock which is the Company's current estimate as to the shares issuable upon the redemption of the Premium with respect to the shares of the Series C Preferred Stock during the period between March 31, 2002 and June 30, 2004; and (4) 99,505 shares (the "Compensatory Shares") which is the Company's current estimate of the shares which may be issued as compensatory payments with respect to the foregoing shares of the Series C Preferred Stock and Investor Warrants. The foregoing amounts do not reflect the following shares of the Common Stock owned by the Selling Stockholders: (1) an aggregate of 1,877,201 shares of the Common Stock issuable upon the conversions of 160,857 shares of the Series C Preferred Stock also acquired in the Offering and which are held in escrow; (2) an aggregate of 1,877,236 shares of the Common Stock which are issuable upon the exercises of Investor Warrants also acquired in the Offering and which are held in escrow; (3) an aggregate of 103,308 shares of the Common Stock issued in redemption of Premium with respect to such 160,857 shares of the Series C Preferred Stock, which are also held in escrow; and (4) an aggregate of 834 shares of the Common Stock issued in lieu of redemption of Premium with respect to 52,515 of the 160,857 shares of the Series C Preferred Stock, which are also held in escrow.

     We have examined the Restated Certificate of Incorporation of the Company, as amended by the Certificate of Designation filed with the Secretary of State of the State of Delaware on June 20, 2001, its By-Laws, its minutes and other corporate proceedings and corporate records relating to the authorization and, where applicable, the issuance of the Shares, the Investor Warrants, the Placement Agent's Warrants, the Finders Warrants, the Underlying Shares, the shares issued or to be issued upon redemption of Premium or issued in lieu of redeeming Premium and the Compensatory Shares and have reviewed the Registration Statement in the form intended to be filed. In our opinion, we have made such an investigation and examination as we have deemed necessary for the purposes of expressing an informed opinion on the matters hereafter discussed.

     Based upon such examination and review, it is our opinion that:

          1. The Company is duly organized and validly under the laws of the State of Delaware; and

          2. The 137,752 shares issued upon redemption of Premium or in lieu of redeeming Premium are validly issued, fully paid and non-assessable.

          3. The Shares will be, upon the conversion of the shares of the Series C Preferred Stock, and the Underlying Shares will be, when issued in accordance with the respective terms of the Investor Warrants, the Placement Agent Warrants or the Finders Warrant, validly issued, fully paid and non-assessable. In addition, the shares of the Common Stock to be issued in redemption of or as Compensatory Shares, when issued, will be validly issued, fully paid and non-assessable.

     In addition, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Interests of Named Experts and Counsel" included in the Prospectus.

                                              Very truly yours,

                                                 /s/ WACHTEL & MASYR, LLP

                                       E-4